Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2014 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--October 30, 2014--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $258,000 or $0.26 basic and diluted earnings per share for the quarter ended September 30, 2014 compared to a net income of $115,000 or $0.10 basic and diluted earnings per share in the linked quarter. For the nine months ended September 30, 2014, net income amounted to $451,000 or $0.42 basic and diluted earnings per share. This compares to net income of $1,003,000 or $1.06 basic and $1.05 diluted earnings per share for the nine months ended September 30, 2013.

Net interest and dividend income for the nine months ended September 30, 2014 increased $335 thousand or 4.1% compared to nine months ending September 30, 2013. Total loans outstanding, including loans held-for-sale, amounted to $290 million, an increase of $12 million or 4.3% as compared to $278 million on September 30, 2013. Total assets on September 30, 2014 were $410 million compared to $407 million on September 30, 2013.

“The Bank showed strong loan and deposit growth as compared to September 30, 2013,” said Martin J. Geitz, President and Chief Executive Officer. “Commercial banking continues to grow, with commercial loan balances increasing by $7.1 million or 9.1% since September 30, 2013. Retail banking remains strong as evidenced by our deposit growth. Performance of our mortgage unit has showed some improvement during the third quarter, however, continues to be challenging. We experienced a significant increase in applications and closed purchase mortgages during the third quarter; however, the levels were still well below 2013’s levels. The launch of the wholesale mortgage origination channel has contributed incremental loan volume to our retail origination platform, and we expect measured improvement in the mortgage business contribution to earnings during the balance of the year.”

Key highlights for September 30, 2014 compared to September 30, 2013 included:

  Net loans, including loans held-for-sale, grew $11.9 million or 4.3%.
  Total asset growth of $3.4 million or 0.8%.
  Total deposits increased $12.3 million or 3.4% over the same period.
  Year-to-date net interest and dividend income increased $335 thousand or 4.1% compared to year-to-date September 30, 2013.
  Year-to-date 2014 net interest margin of 2.98% was 11 basis points lower compared to year-to-date September 30, 2013.
  Total loan delinquency (non-accrual and delinquent loans) decreased to 0.91% of total loans compared to the previous year’s 1.24%. Overall loan delinquency remains favorable to peers.
  The allowance for loan losses at September 30, 2014 was 0.98% of total loans.
  The Bank’s Total Risk Based Capital ratio remains strong, ending the third quarter of 2014 at 12.79%.

On September 30, 2014, loans outstanding, including loans held-for-sale, were $290 million, an increase of $11.9 million, or 4.3% over a year ago. Commercial loans grew by $7.1 million or 9.1%, residential mortgage loans, including loans held-for-sale, grew by $1.5 million or 1.1% and consumer loans grew by $3.4 million or 5.7%. Combined mortgage and consumer loan closings decreased by 46.6% during the third quarter 2014 as compared to the third quarter 2013 due to a 47.1% decrease in mortgage closings and a 71.3% decrease in consumer closings.

The Company’s loan portfolio remains strong. The Company’s allowance for loan losses at September 30, 2014 was 0.98 % of total loans. The Company had non-accrual loans totaling $1.9 million equal to 0.69% of total loans on September 30, 2014 compared to non-accrual loans totaling $2.9 million or 1.05% of total loans a year ago. Total non-accrual and delinquent loans on September 30, 2014 were 0.90% of loans outstanding compared to 1.24% on September 30, 2013.

Total deposits on September 30, 2014 were $376 million, an increase of $12.3 million or 3.4% over a year ago. At quarter-end, 27% of total deposits were in non-interest bearing demand accounts, 56% were in low-cost savings and NOW accounts and 17% were in time deposits.

For the third quarter 2014, total revenues, consisting of net interest and dividend income plus noninterest income, were $3,509,000 compared to $3,331,000 a year ago, an increase of $178,000 or 5.3%. Non-interest income increased by $181,000 or 37.2%, primarily due to an increase in gain on loans sold in the amount of $150,000. For the nine months ended September 30, 2014, total revenues were $10,289,000 compared to $10,657,000 for the nine months ended September 30, 2013, a decrease of $368,000. Over this period, net interest and dividend income increased by $335,000 while noninterest income decreased by $703,000 or 28.3%, primarily due to a decrease in the gain on loans sold in the amount of $821,000, offset slightly by an increase in other service charges and fees of $77,000.

The Company’s year-to-date 2014 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 2.98% compared to 3.09% for year-to-date 2013. The Company’s yield on earning assets decreased 14 basis points to 3.20%, while the cost of funds remained the same at 0.33% for the nine months ended September 30, 2014 compared to the same period of 2013.

Total noninterest expense for the third quarter 2014 was $3,173,000, an increase of $13,000 or 0.4% above the third quarter of 2013. The $13,000 increase was primarily due to a $73,000 increase in the occupancy expenses, $43,000 due to an increase in the equipment expense and $33,000 due to an increase in professional fees. These increases were offset by a decrease in salary and employee benefits in the amount of $67,000 and a decrease in advertising and promotion expense of $58,000. For the nine months ended September 30, 2014, total noninterest expense was $9,849,000 compared to $9,200,000 for the nine months ended September 30, 2013, an increase of $649,000. This increase is mainly due to increases in salary and benefits of $52,000, occupancy and equipment expenses of $333,000, FDIC assessment of $166,000 and other expenses of $248,000. These increases were offset by a decrease in advertising expense of $132,000.

Capital levels for The Simsbury Bank & Trust Company on September 30, 2014 were above those required to meet the regulatory “well-capitalized” designation.

Capital Ratios September 30, 2014
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	6.78%	5.00%
Tier 1 Risk-Based Capital Ratio	11.67%	6.00%
Total Risk-Based Capital Ratio	12.79%	10.00%

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidairy
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the nine months ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013

Interest and dividend income:
Interest and fees on loans	$2,599	$2,541	$7,753	$7,195
Investment securities	431	522	1,351	1,612
Federal funds sold and overnight deposits	28	8	60	29
Total interest and dividend income	3,058	3,071	9,164	8,836

Interest expense:
Deposits	213	219	647	655
Repurchase agreements	2	7	9	8
Federal Home Loan Bank advances	1	-	3	3
Total interest expense	216	226	659	666

Net interest and dividend income	2,842	2,845	8,505	8,170

Provision for loan losses	25	120	55	230

Net interest and dividend income after
provision for loan losses	2,817	2,725	8,450	7,940

Noninterest income:
Service charges on deposit accounts	119	118	353	368
Gain on sales of available-for-sale securities	-	(6)	103	98
Other service charges and fees	173	116	556	479
Increase in cash surrender value
of life insurance policies	55	51	151	159
Gain on loans sold	261	111	382	1,203
Investment services fees and commissions	43	87	172	172
Other income	16	9	67	8
Total noninterest income	667	486	1,784	2,487

Noninterest expense:
Salaries and employee benefits	1,564	1,631	5,140	5,088
Occupancy expense	363	290	1,030	849
Equipment expense	112	69	340	188
Advertising and promotions	177	235	461	593
Forms and supplies	45	42	139	109
Professional fees	167	134	377	386
Directors' fees	65	62	196	187
Correspondent charges	42	77	173	242
Postage	-	23	31	66
FDIC Assessment	80	64	285	119
Data Processing Fees	170	156	490	434
Other expenses	388	377	1,187	939
Total noninterest expense	3,173	3,160	9,849	9,200

Income before income taxes	311	51	385	1,227
Income tax provision (benefit)	53	(34)	(66)	224

Net income	$258	$85	$451	$1,003

Net income available to common stockholders	$233	$56	$375	$923

Average shares outstanding, basic	883,998	871,055	882,158	870,695
Earnings per common share, basic	$0.26	$0.06	$0.42	$1.06

Average shares outstanding, assuming dilution	888,335	877,916	886,694	876,185
Earnings per common share, assuming dilution	$0.26	$0.06	$0.42	$1.05

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
September 30, 2014, December 31, 2013 and September 30, 2013

(In Thousands, Except Share Data)

	9/30/2014	12/31/2013	9/30/2013
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$ 8,535	$ 13,355	$ 10,238
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	13,599	24,165	7,247
Money market mutual funds	486	346	355
Federal funds sold	53	724	36
Cash and cash equivalents	22,673	38,590	17,876

Interest-bearing time deposits with other bank	-	-	2,814
Investments in available-for-sale securities (at fair value)	85,051	87,449	96,259
Federal Home Loan Bank stock, at cost	1,260	2,196	1,807

Loans held-for-sale	7,140	2,861	-
Loans outstanding	282,593	279,667	277,800
Less allowance for loan losses	2,761	2,792	2,764
Loans, net	286,972	279,736	275,036

Premises and equipment	1,517	1,618	1,590
Accrued interest receivable	1,020	1,074	1,001
Other real estate owned	130	-	117
Bank owned life insurance	7,130	6,729	6,680
Other assets	4,613	4,456	3,827
Total other assets	14,410	13,877	13,215

TOTAL ASSETS	$ 410,366	$ 421,848	$ 407,007

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$ 100,685	$ 116,015	$ 94,915
Savings and NOW deposits	211,843	173,500	197,086
Time deposits	63,612	68,989	71,814
Total deposits	376,140	358,504	363,815

Securities sold under agreements to repurchase	3,845	4,390	3,931
Federal Home Loan Bank Advances	-	30,000	10,000
Other liabilities	1,591	1,558	1,326
Total liabilities	381,576	394,452	379,072

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at September 30, 2014 and December 31, 2013;
liquidation value of $1,000 per share	8,985	8,976	8,973
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 901,625 shares and 901,211 shares, respectively,
at 9/30/14 and 900,264 shares and 899,850 shares, respectively, at 12/31/13	10,116	10,136	9,929
Retained earnings	10,345	10,347	10,366
Treasury Stock, 414 shares	(7)	(7)	(7)
Unearned compensation restricted stock awards	(235)	(401)	(251)
Accumulated other comprehensive loss	(414)	(1,655)	(1,075)
Total stockholders' equity	28,790	27,396	27,935
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 410,366	$ 421,848	$ 407,007

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-408-5493
SVP & CFO
860-408-4679 (fax)
rsudol@simsburybank.com